To the Board of Directors

House of Taylor Jewelry, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our Independent Registered Public Accounting Firm’s Report dated April 6, 2006 covering the consolidated financial statements of House of Taylor Jewelry, Inc. for each of the two years in the period ended December 31, 2005 to be included in the registration statement on Form S-3 to be filed with the Commission on June 26, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

June 26, 2006